Exhibit 10.13
CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”.  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
SECOND AMENDMENT
TO
COTEAU LIGNITE SALES AGREEMENT
THIS SECOND AMENDMENT TO THE COTEAU LIGNITE SALES AGREEMENT ("Amendment") dated as of January 1, 1997, is by and between THE COTEAU PROPERTIES COMPANY, an Ohio corporation authorized to do business in the State of North Dakota ("Coteau"), and DAKOTA COAL COMPANY, a North Dakota corporation (“Dakota”).
WITNESSETH:
WHEREAS, Dakota and Coteau are parties to the Coteau Lignite Sales Agreement dated as of January 1, 1990, as amended by the First Amendment dated as of June 1, 1994 (hereinafter referred to as the "Coteau Lignite Sales Agreement"); and
WHEREAS, the Parties desire to further amend the Coteau Lignite Sales Agreement as hereinafter provided.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.
All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Coteau Lignite Sales Agreement unless such terms are otherwise defined herein, or unless the context otherwise clearly requires.

2.	Subsection 4.2(a) of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:

“a)
An annual capital budget containing estimates of all commitments in excess of $25,000. Within forty-five (45) days after Dakota's receipt of the foregoing annual capital budget, Dakota shall give Coteau written notice of Dakota's approval or disapproval of such capital budget. If Dakota shall fail to give such notice within such forty-five (45) day period, Dakota shall be deemed to have approved such budget. Coteau may submit proposed capital budgets for previously unforeseen capital expenditures at any time, and Dakota shall give due consideration to such requests and shall respond to such requests within thirty (30) days. Upon the approval of any capital budget or portion thereof by Dakota, such budget or portion thereof shall be deemed part of the Mining Plan."

3.	The first paragraph of Section 4.3 of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:
“Coteau shall not make any expenditures unless they are generally reflected in a budget, or portion thereof, approved by Dakota as aforesaid; nor shall Coteau make ) any single expenditure (except for expenditures made to maintain inventory levels as approved by Dakota from time to time) for materials, supplies, equipment, facilities or services in excess of $25,000, or enter into any contracts, agreements or commitments involving more than $25,000, unless such item has been specifically identified in a budget, or portion thereof, approved by Dakota or unless Dakota has otherwise approved thereof.”

4.	Section 4.6 of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:
“Coteau and Dakota shall cooperate to maintain and use a cost and physical progress data reporting system which (a) provides actual cost and expenditure scheduling status· reports to Dakota for the immediately preceding calendar month by the fifteenth (15th) Business Day of every month, (b) reports actual cost and operational statistics relative to the Mining Plan and (c) provides adequate audit trail information. Such cost control system may include the preparation by Coteau, as requested by Dakota, or various budget, expenditure and operational statistical reports in a format acceptable to Dakota, or such other documents as requested by Dakota.”

5.	Section 4.7 of the Coteau Lignite Sales Agreement is hereby deleted in its entirety.

6.	The second paragraph of Section 4.9 of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:
“Coteau's accounting system and practices shall conform to Dakota's specifications, which shall be in accordance with generally accepted accounting principles, and shall be subject to Dakota's approval. Coteau shall notify Dakota in writing of any proposed material changes to Coteau's accounting system and practices previously approved by Dakota. Coteau's accounting system shall provide for cost classifications (chart of accounts) as requested by Dakota which shall include the maintenance of separate cash accounts to the extent requested by Dakota.”

7.	Section 4.10 of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:
“Expenditures by Coteau for memberships in trade associations which are included in the Cost of Production shall be limited to the expenditures for one such membership, unless expenditures for additional memberships are approved by Dakota. Coteau shall keep Dakota apprised of the activities of the trade associations of which Coteau is a member and shall use its influence as a member to support the causes of Dakota. Further, Coteau shall consider the advice and counsel of Dakota with regard to national issues concerning coal and the affairs of Dakota's customers.
Coteau's policies and practices with respect to matters such as materials, supplies, facilities, services and equipment procurement, executive compensation plans, travel and entertainment, overtime, labor reporting, attendance at seminars, meetings and schools, use of company vehicles, mine-related cost allocation methods, equipment replacement, employee insurance, relocation expense, donations to charitable and civic organizations, corporate sponsorships and vacation and retirement benefits shall be generally consistent with those of North American

Coal or the surface coal mining industry. Such policies and practices shall be subject to approval by Dakota, and any material changes to the aforementioned policies and practices shall be subject to approval by Dakota. Such approval shall not be unreasonably withheld if such policies and practices are consistent with those of North American Coal or the surface coal mining industry.”

8.	Subsection 5.2(a)(i) of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:

“(i)
Labor costs, which include wages and the costs of all related payroll taxes, benefits and fringes, including welfare plans, health benefits, vacations and other comparable benefits of employees and corporate officers of Coteau located at Coteau's Mine, and employees of Coteau and Affiliates of Coteau located elsewhere in North Dakota, whose labor costs are properly charged to Coteau's Mine,”

9.	Subsection 5.2(a)(ix) of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:

"(ix)	Worker's compensation insurance, either in the state fund or self-insurance, whichever in the best judgment of Coteau is more advantageous,"

10.	Subsection 5.2(a) of the Coteau Lignite Sales Agreement is hereby amended by adding the following provision at the end thereof:
“If any of the foregoing items in Subsection 5.2(a) hereof includes costs incurred by an Affiliate of Coteau and charged to Coteau, they shall be included only at the cost to such Affiliate without addition for loading, inter-company profit or service charge and shall be allocated to Coteau on the basis of time spend or (in the case of buildings) space used.”

11.	Subsection 5.2(b) of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:

“b)
The sum of [* * *] per Ton of lignite sold and delivered hereunder (subject to adjustment as set forth herein) shall be added to the Cost of Production for general and administrative costs. General and administrative costs which are to be covered by such amount of [* * *] (and are not to be otherwise included in the Cost of Production) are: (i) general accounting and billing expense for those functions performed at locations other than Coteau's Mine, (ii) salaries and related expenses, such as payroll taxes, pensions and worker's compensation, of corporate officers and employees of Coteau and corporate officers and employees of Affiliates of Coteau not included in Subsection 5.2(a)(i) hereof, unless such expenses are specifically approved by Dakota to be charged to the Cost of Production, (iii) travel, telephone, postage and general office expense for persons or services included in general and administrative costs, (iv) computer hardware and software operated at locations other than Coteau's Mine and other North Dakota facilities, (v) national memberships and contributions of Affiliates of Coteau (vi) audit expense of Coteau and Affiliates of Coteau pursuant to Subsection 6.1(a) hereof and (vii) legal expense of Coteau and Affiliates of Coteau except (A) such legal expense incurred through the use of attorneys who are not employees of Coteau and Affiliates of Coteau (i.e., outside legal counsel) provided that such use of outside legal counsel is approved by the President of Coteau, and (B) such other legal expenses, as are specifically approved by Dakota, in writing, to be charged to the Cost of Production. Such $0.0686 per Ton shall exclude amounts for general insurance expenses.
Beginning on December 31, 1997, for the year 1997, and by each December 31 thereafter for the preceding calendar year, the amount of [* * *] per Ton of lignite sold and delivered hereunder for general and administrative costs shall be adjusted utilizing the [* * *] published by the U.S. Department of Labor, Bureau of Labor Statistics [* * *] for December, 1996 ([* * *]) as the base, and using the average of the [* * *] for the first eleven months of each calendar year, by:

i)
One hundred percent (100%) of that portion of the percentage increase or decrease in the average [* * *] relative to the previous year's average [* * *] which is less than or equal to four percent (4%), and

* * * Confidential Treatment Requested

i)
Eighty percent (80%) of that portion of the percentage increase or decrease in the average [* * *] relative to the previous year's average [* * *] which is greater than four percent (4%) and less than eight percent (8%) and

(iii)	sixty percent (60%) of that portion of the percentage increase or decrease in the average [* * *] relative to the previous year's average [* * *] which is equal to or greater than eight percent (8%).
Subsequent to each such adjustment, the amount for general and administrative costs shall never be less than [* * *] per Ton of lignite sold and delivered hereunder. Examples of the aforesaid calculation are attached hereto as Exhibit I and made a part hereof.
In addition to the amount of [* * *] per Ton of lignite sold and delivered hereunder for general and administrative costs, actual general insurance expenses incurred by Coteau or Affiliates of Coteau applicable to Coteau's Mine shall be included in the general and administrative costs category. Actual general insurance expenses shall include property, liability and executive risk (directors' and officers', fiduciary, fidelity) insurance. The types of insurance included in the definition of general insurance may be modified by mutual agreement of Coteau and Dakota.''

12.	Section 6.1 of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:

“a)
Coteau shall have an audit of its accounts performed annually by a firm of independent certified public accountants and shall provide Dakota with a copy of such audit. Coteau or Affiliates of Coteau further shall have the right at any time to have an audit of Coteau's accounts performed by such other parties as Coteau or Affiliates of Coteau deem necessary.

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b)
Dakota shall have the right at any time on reasonable notice in writing to Coteau to examine by its certified public accountants (which may include representatives of Basin Electric or its Affiliate) the records and books of account of Coteau and any Affiliate of Coteau, relating to the items and allocations of cost and production entering into the computation of the Cost of Production. Payment or payments under Article VII of this Agreement shall not be deemed a waiver of any rights of Dakota to have the price hereunder corrected.”

13.	Section 12.3 of the Coteau Lignite Sales Agreement is hereby amended to read in its entirety as follows:
“Coteau agrees to make all payments due under those leases acquired by or assigned or transferred to Coteau in the Dedicated Lignite in a timely manner, not to permit any default under said leases to occur, not to surrender said leases in whole or in part without the written consent of Dakota and not to encumber, assign or sublease said leases, except in connection with financing pursuant to Section 10.1 hereof.”

14.	All of the other terms and provisions of the Coteau Lignite Sales Agreement not expressly amended hereby shall continue and remain in full force and effect.

15.
This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which shall collectively constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed on their behalf by their authorized representatives as of the day first written above.

THE COTEAU PROPERTIES COMPANY
By /s/ Marc M. Schultz
Marc M. Schultz
Its President

Attest
/s/ Thomas A. Koza
Secretary

DAKOTA COAL COMPANY
By /s/ Kent E. Janssen
Kent E. Janssen
Its Vice President & Chief Operating Officer

Attest
/s/ Mark D. Foss

Exhibit I

[* * *]

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